Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of this 18th day of April, 2006 by and among Louis Mancini (the “Executive”) and Brookstone, Inc., a Delaware corporation (the “Company”), and solely with respect to Section 5.8 hereof, OSIM Brookstone Holdings, L.P. (“OBH LP”).

WHEREAS, the Company desires to obtain the benefit of the experience, supervision and services of the Executive in connection with the operation of the Company and desires to employ the Executive upon the terms and conditions hereinafter set forth, and the Executive is willing and able to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, and (c) in connection within his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer (other than the Company prior to the date hereof).

2. Employment Duties. During the Term (as defined below), the Executive shall serve as President and Chief Executive Officer of the Company, subject to the direction and control of the Board of Directors of the Company (the “Board”), and in such capacity shall oversee and direct the operations of the Company and shall perform such other duties consistent with the responsibilities of a President and Chief Executive Officer, and shall report to the Chairman of the Board. The Executive shall also serve, at the request of the Board, during all or any portion of the Term as a director of the Company and as an officer or director of any of the Company’s parent entities, subsidiaries or affiliates without any additional compensation therefor other than as specified in this Agreement. During the Term, the Executive shall devote all of his business time, energy, experience and talents to such employment, shall devote his best efforts to advance the interests of the Company and its subsidiaries and affiliates and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board. Notwithstanding anything in this Agreement to the contrary, the Executive shall have the right to devote reasonable time to (i) subject to prior written notification to the Board, serving as a director or member of a committee of any nonprofit organization which does not create a conflict of interest with the Company; (ii) engaging in charitable and community activities; and (iii) serving as a member of the board of directors of Sports Clip, Inc. provided, that such activities do not interfere with the performance of his duties hereunder.

3. Term of Employment. The term of the Executive’s employment hereunder shall commence on the date hereof and continue until the third anniversary of the date hereof (the “Initial Term”). Effective upon the expiration of the Initial Term and each Additional Term (as defined below), the Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term, or the then-current Additional Term, as the case may be, unless, at least eighteen (18) months prior to the expiration of the Initial Term or twelve (12) months prior to the expiration of such Additional Term (as applicable), either party hereto shall have notified the other party hereto in writing that such extension shall not take effect. Such written notice shall state the reasons for such party’s decision not to extend the Initial Term or then-current Additional Term and shall serve, for purposes of Section 6 hereof, as written notice of the termination by the Company or the Executive, as the case may be, of the Executive’s employment hereunder for the reasons stated therein. Unless otherwise agreed in writing by the Parties, there shall be a maximum of three (3) Additional Terms. For purposes of this Agreement, the Initial Term and each Additional Term, if any, are collectively referred to as the “Term.”

4. Place of Employment. The Executive’s principal place of employment shall be at the Company’s corporate headquarters located at One Innovation Way, Merrimack, New Hampshire 03054. Notwithstanding the foregoing, the Executive acknowledges that the duties to be performed by the Executive hereunder are such that Executive may be required to travel extensively, including to Asia.

5. Compensation; Reimbursement; Equity Investment. During the Term, the Company shall pay or provide to the Executive, in full satisfaction for his services provided hereunder, the following:

5.1. Base Salary. During the Term, the Company shall pay the Executive a base salary of $650,000 per year (“Base Salary”), payable in accordance with the payroll policies of the Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”). The Base Salary will be increased, effective as each anniversary of the date hereof during the Term, commencing with the first (1st) anniversary of the date hereof, by an amount determined by multiplying the then-current Base Salary by the percentage increase in the Consumer Price Index — US City Average (or, if available, the Index for the region in which the Company’s executive offices are located) published by the Bureau of Labor Statistics of the United States Department of Labor (or, if that Index is no longer published, by any substantially equivalent successor thereto) (any such applicable index, the “CPI”) in the calendar year immediately preceding the date on which such Base Salary increase is to be effected.

5.2. Cash Bonus. (a) For the 2006, 2007 and 2008 fiscal years, in the event that the Company achieves (as determined by the Board in good faith) at least 100% of the annual EBITDA (as defined below) target (as established by the Board) for such fiscal year (each, a “Minimum EBITDA Target”) after the accrual of all management bonuses for such fiscal year, the Executive shall be entitled to receive a cash bonus calculated as provided in this Section 5.2(a). In the event that the Company achieves 100% of the Minimum EBITDA Target for such fiscal year (after the accrual of all management bonuses), the Executive shall be entitled to receive a cash bonus equal to 33% of the Base Salary for the applicable fiscal year. In the event that the Company achieves greater than 100% of the Minimum EBITDA Target for such fiscal year (after the accrual of all management bonuses), the Executive shall be entitled to receive a cash bonus equal the sum of the following: (i) 33% of the Base Salary; plus (ii) 2.21% of the amount by which the EBITDA achieved by the Company for such fiscal year exceeds the Minimum EBITDA Target for such fiscal year; plus (iii) 1.04% of the amount, if any, by which the EBITDA achieved by the Company for such fiscal year exceeds the sum of (w) the Minimum EBITDA Target for such fiscal year and (x) $5 million; plus (iv) 3.25% of the amount, if any, by which the EBITDA achieved by the Company for such fiscal year exceeds the sum of (w) the Minimum EBITDA Target for such fiscal year and (x) $15 million.

By way of example, if the Company achieves (A) EBITDA equal to the applicable Minimum EBITDA Target for 2006, 2007 or 2008, after the accrual of all management bonuses for the applicable fiscal year, the Executive’s cash bonus would be an amount equal to 33% of the Base Salary for the applicable fiscal year, (B) EBITDA exceeding the applicable Minimum EBITDA Target for 2006, 2007 or 2008 by $5,000,000, after the accrual of all management bonuses for the applicable fiscal year, the Executive’s cash bonus would be an amount equal to 50% of the Base Salary for the applicable fiscal year, (C) EBITDA exceeding the applicable Minimum EBITDA Target for 2006, 2007 or 2008 by $15,000,000, after the accrual of all management bonuses for the applicable fiscal year, the Executive’s cash bonus would be an amount equal to 100% of the Base Salary for the applicable fiscal year, (D) EBITDA exceeding the applicable Minimum EBITDA Target for 2006, 2007 or 2008 by $20,000,000, after the accrual of all management bonuses for the applicable fiscal year, the Executive’s cash bonus would be an amount equal to 150% of the Base Salary for the applicable fiscal year, and (E) less than 100% of the Minimum EBITDA Target for such fiscal year, after the accrual of all management bonuses for such fiscal year, the Executive’s cash bonus would be equal to zero.

(b) With respect to each fiscal year during the Term other than the 2006, 2007 and 2008 fiscal years, the Executive shall be entitled to receive a cash bonus in such amount and based upon the achievement of such performance and strategic objectives as shall be established by the Board at the beginning of such fiscal year.

(c) In the event the Company makes an acquisition or disposition of a company or line of business or other substantial change (including a substantial increase or decrease in capital expenditures to the extent not accounted for in the Minimum EBITDA Target or any performance and strategic objectives set by the Board as provided in Section 5.2(b), as the case may be) to the Company, the Minimum EBITDA Target or any performance and strategic objectives set by the Board as provided in Section 5.2(b), as the case may be, may be adjusted by the Board, in good faith, to adjust for such acquisition, disposition or other change.

(d) For the purpose hereof, “EBITDA” means the consolidated earnings of the Company, including equity in the earnings from non-consolidated subsidiaries, before interest, taxes, depreciation, amortization and after deduction of all operating expenses, minority interest expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied, as reflected in the Company’s most recent available audited consolidated financial statements for the immediately preceding fiscal year.

5.3. Expenses. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties contemplated hereby in accordance with the Company’s usual policies upon receipt from the Executive of written substantiation of such expenses which is reasonably acceptable to the Company. The Company agrees to reimburse the Executive for the reasonable fees and expenses of his counsel, Honigman Miller Schwartz and Cohn LLP, incurred through the date hereof in connection with the negotiation of this Agreement, upon receipt by the Company of a copy of an invoice substantiating such fees and expenses, provided that the Company shall not be obligated to reimburse the Executive for any such fees and expenses in excess of $15,000.

5.4. Benefits. During the Term, the Executive shall be entitled to participate in all health, life, disability, sick leave, life insurance, retirement and other benefits generally made available by the Company to its senior executives; provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.

5.5. Reimbursement for Relocation Expenses. The Company will reimburse Executive for all reasonable costs associated with moving the personal belongings of Executive and his family to a new residence within commuting distance to the Company’s headquarters located at One Innovation Way, Merrimack, New Hampshire 03054. The Company shall further reimburse Executive for all reasonable costs associated with locating a new residence and the commuting costs incurred by Executive during the initial four months of Executive’s employment in traveling from his current residence in Michigan to the Company’s headquarters; provided, that the aggregate amount subject to reimbursement by the Company under this Section 5.5 shall not exceed $50,000. Notwithstanding the forgoing, the Company shall also pay to the Executive sufficient amounts on a net after tax basis to cover any increased federal, state and local net income taxes (taking into account the deductibility of state and local income taxes for federal income tax purposes) imposed on Executive on any reimbursements made under this Section 5.5.

5.6. Vacation. The Executive shall be entitled to three weeks of annual paid vacation per year during the Term, which shall accrue on a quarterly basis and which, if unused, may accumulate up to five weeks, to be taken at a time or times which do not unreasonably interfere with his duties hereunder. Any vacation which accumulates in excess of such five weeks shall be forfeited.

5.7. Equity Participation. The Executive shall participate in the equity of OBH LP, the indirect parent of the Company and OSIM Brookstone Holdings, Inc., the general partner of OBH LP and the ultimate parent of the Company (“OBH Inc.”) as follows:

(a) Investment. Substantially simultaneously herewith, the Executive will purchase 167,590 Class A Common Partnership Interests of OBH LP (“Class A Interests”) for an aggregate price equal to $225,000, to be paid in cash. The Executive will also be issued 167,590 Common Shares, par value $0.00001 per share, of OBH Inc. (“Common Shares”).

(b) Incentive Class B Interests. Concurrently with the execution and delivery of this Agreement, the Executive has entered into the Restricted Interest Award Agreement relating to the award to the Executive of 552,555 Class B Common Partnership Interests of OBH LP

(“Class B Interests”) under OBH LP’s management incentive program, subject to the terms and conditions set forth therein.

(c) Partnership and Shareholders Agreements. Concurrently with the execution and delivery of this Agreement, the Executive has entered into Joinder Agreements pursuant to which he agrees to become a party to the Second Amended and Restated Partnership Agreement of OBH LP (the “Partnership Agreement”) and the Shareholders Agreement (of OBH Inc.) (the “Shareholders Agreement”), each dated as of October 4, 2005, and each among OBH Inc. and each of the holders of interests in OBH LP, with respect to the Executive’s ownership of Class A Interests, Class B Interests and Common Shares.

5.8. Put Right. Capitalized terms used in this Section 5.8 but not otherwise defined in this Agreement shall have the meanings given to them in the Partnership Agreement

(a) On the fifth (5th) anniversary of the date hereof (the “Put Date”), the Executive shall have the right to require OBH LP to purchase (or to cause its designee to purchase) (the “Put Option”), by delivery of a written notice (the “Put Notice”) to OBH LP during the thirty (30) day period following the Put Date (or, if the last day during such period is not a Business Day, by no later than the first Business Day thereafter) and OBH LP (or its designee) shall be required to purchase any of the Class A Interests purchased by the Executive in accordance with Section 5.7 hereof that are then owned by Executive (collectively, the “Put Securities”) at a purchase price equal to the Put Price (as defined below) of the Put Securities as of the Put Date.

(b) The closing of any purchase of Put Securities by OBH LP (or its designee) from the Executive pursuant to this Section 5.8 shall take place at the principal office of the Company on such date within thirty (30) days after the Put Date as OBH LP shall specify to the Executive in writing. At such closing, the Executive shall deliver to OBH LP (or its designee), against payment by OBH LP (or its designee) of the purchase price for the Put Securities, at the option of OBH LP (i) from any cash received by OBH LP from its subsidiaries which are not also subsidiaries of Holdco and/or (ii) in shares of the common stock of Holdco having a fair market value equal to the purchase price for such Put Securities less the amount paid in the manner described in subparagraph 5.8(b)(i) (“Pass-Through Common Stock”), certificates and/or other instruments representing, together with appropriate transfer powers duly endorsed with respect to, the Put Securities, or legally binding written assignments thereof, free and clear of all Liens (other than pursuant to securities laws or the Partnership Agreement). In the event that OBH LP elects to deliver Pass-Through Common Stock as provided in the preceding sentence, OBH LP shall cause Holdco to purchase all shares of Pass-Through Common Stock received by the Executive for cash in an amount equal to the fair market value thereof, on the first (1st) Business Day following the Executive’s receipt of such Pass-Through Common Stock. Notwithstanding anything to the contrary in this Section 5.8 and on the basis that the Executive makes a timely 83(b) election with respect to his acquisition of the Put Securities, the sale of the Put Securities (or, if applicable, the Pass-Through Common Stock) will be structured so that the character of any gain on such sale will be long-term capital gains to the Executive for Federal income tax purposes. The Executive agrees that he will not transfer any shares of Pass-Through Common Stock he receives under this Section 5.8(b) other than to Holdco in accordance with the preceding sentence.

(c) In the event that the Executive shall have exercised the Put Option in accordance with the terms of Section 5.8(a) hereof, OBH LP agrees that it shall not exercise its rights under Section 9.6 of the Partnership Agreement (the “Call Right”) with respect to a termination of the Executive’s employment pending the closing of the corresponding purchase of Put Securities under Section 5.8(b). Notwithstanding anything to the contrary contained in this Agreement, any exercise by the Executive of the Put Option hereunder shall be deemed to have been automatically and immediately revoked in the event that the Executive’s employment is terminated by the Company hereunder for Cause.

(d) For purposes of this Section 5.8, the following capitalized terms shall have the following meanings:

“Put Price” means, as of the Put Date, an amount equal to that portion of the Equity Value that would be distributed to the Executive if the Equity Value was distributed to the Limited Partners of OBH LP in accordance with Section 7.1 of the Partnership Agreement on such date assuming the exercise of all Vested Convertible Interests.

“Equity Value” means as of the Put Date, an amount equal to (a) the product of Consolidated EBITDA for the most recently completed consecutive twelve (12) month period and 8.5, minus (b) Consolidated Indebtedness as of the date of most recently prepared consolidated balance sheet of OBH LP and its subsidiaries, minus (c) the aggregate of the Preferred Value of the Preferred Interests outstanding as of such date, plus (d) the average amount of cash in all of the bank accounts of OBH LP and its subsidiaries as of the last day of each of twelve (12) immediately preceding fiscal months, determined in accordance with GAAP.

(f) In the event that any Put Securities shall be held by any Permitted Transferee (as defined in the Partnership Agreement) of the Executive on the Put Date as a result of the transfer of such Put Securities to such Person by the Executive as a result of the Executive’s death, such Person shall have the right to require OBH LP to purchase the Put Securities held by such Person on the Put Date upon the same terms and conditions set forth in this Section 5.8 as if such Person was the Executive hereunder.

6. Termination. The Executive’s employment hereunder may be terminated prior to the expiration of the Term as follows:

6.1. Upon Death or Disability. If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Board, is unable as a result of such disability to substantially and competently perform his duties hereunder for a period of 90 consecutive days or for 90 days during any six month period during the Term (a “Disability”), the Company may terminate the Executive’s employment hereunder. In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (a) make himself available for medical examinations by one or more physicians chosen by the Board and (b) grant to the Board and any such physicians access to all relevant medical information concerning him, arrange to furnish copies of his medical records to the Board and use his best efforts to cause his own physicians to be available to discuss his health with the Board. If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death. Upon termination for Disability or death, the Company shall not be obligated to make any salary, bonus or other payments or provide any benefits under this

Agreement (other than payments for services rendered or expenses incurred through the date of such termination), provided, however, the Company shall pay to the Executive, or the Executive’s legal representative, (i) the Base Salary (less any amounts that the Executive may receive pursuant to any Company-sponsored long-term disability insurance policy for senior executives as and if in effect at the date of termination) in accordance with the Payroll Policies for 18 months following such termination, and (ii) in the case of termination for Disability, to the maximum extent permissible under such plans, all employee benefits specified in Section 5.4 that the Executive was receiving at the date of termination for 18 months following the date of such termination, provided further, however, the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.

6.2. For Cause. The Company may terminate the Executive’s employment hereunder at any time, effective immediately (subject, if applicable, to the expiration of the cure periods specified in Sections 6.2(b) and (d) below) upon written notice to the Executive, for Cause (as defined below) and all of the Executive’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such termination) and any other benefits otherwise due hereunder shall cease immediately. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(a) the Executive’s dishonesty or bad faith in connection with the performance of the Executive’s duties hereunder;

(b) the refusal or failure by the Executive to use his best efforts to perform duties consistent with the offices held by him as requested by the Board which would not give rise to Good Reason and which is not cured within thirty (30) days following written notice to the Executive from the Board;

(c) the Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a felony;

(d) any willful act or omission on the Executive’s part which is materially injurious to the financial condition or business of the Company or any of its subsidiaries or affiliates which is not cured within thirty (30) days following written notice to the Executive from the Board;

(e) a confirmed positive illegal drug test result for the Executive; or

(f) the discovery of outstanding indebtedness for borrowed money incurred during the Term by the Company in favor of the Executive which was not approved by the Board prior to such incurrence.

6.3. Without Cause. (a) The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive, and upon such termination, the Executive shall have the right to receive the Base Salary in accordance with the Payroll Policies, and all employee benefits specified in Section 5.4 that the Executive was receiving at the date of termination, to the maximum extent permissible under such plans, for 18 months following the date of such termination, provided, however, the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the

Company’s senior executives, officers or other employees. (b) Notwithstanding the foregoing, if during the period in which salary and/or benefits continue according to the preceding sentence, the Executive accepts other employment, (i) his Base Salary due after termination shall be reduced by the amount of his base compensation in his new employment, and (ii) the continuation of his employee benefits hereunder shall cease. (c) It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination under this Section 6.3 would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth hereinabove shall be the Executive’s sole and exclusive remedy in the case of termination under this Section 6.3 and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination. (d) Notwithstanding any provision herein to the contrary, if the Executive’s employment hereunder is terminated by the Company without Cause upon a Change in Control (as defined below) in which the Executive is given the opportunity (regardless of whether he exercises such opportunity in whole, part or not at all) to sell or dispose of, on the same terms as afforded other selling equity holders, and in the same transaction or transactions, all but not less than all of the equity (including any vested Class B Interests) then held by him in OBH Inc. and OBH LP, then the Company shall have no obligation to pay any salary and/or benefits set forth in this Section 6.3. (e) For purposes hereof, a “Change in Control” shall be deemed to have occurred if (a) any person (other than OSIM, JWC or Temasek or their respective affiliates), or any two or more persons acting as a group (other than OSIM, JWC and/or Temasek or their respective affiliates), and all affiliates of such person or persons (each, a “Group”), who prior to such time beneficially owned less than 50% of the outstanding Class A Equivalents (as defined in the Partnership Agreement), shall acquire Class A Equivalents in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of the outstanding Class A Equivalents, (b) OBH LP shall sell all or substantially all of its assets to any Group which, immediately prior to the time of such transaction, beneficially owned less than 50% of the outstanding Class A Equivalents or (c) any Group, who prior to such time beneficially owned less than 50% of the outstanding Class A Equivalents acquires capital stock of the Company in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns greater than 50% of the Company’s outstanding voting securities. (f) In the event of the Executive’s death, any payments required to be made by the Company to the Executive under this Section 6.3 shall be made to such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to Company of such a beneficiary, the Executive’s estate.

6.4. Resignation Without Good Reason. The Executive shall have the right to terminate his employment hereunder upon ninety (90) days’ written notice to the Company, and upon such termination, all of the Executive’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such termination) and any other benefits otherwise due hereunder shall cease immediately.

6.5. Resignation For Good Reason. The Executive shall have the right to terminate his employment hereunder at any time, effective upon 60 days’ written notice to the Company, for Good Reason (as defined below), and upon such termination, the Executive shall receive from the Company the Base Salary in accordance with the Payroll Policies, and the employee benefits specified in Section 5.4 that the Executive was receiving at the date of termination, to the maximum extent permissible under such plans, for 18 months following the date of such termination, provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. Notwithstanding the foregoing, if during the period in which salary and/or benefits continue pursuant to the preceding sentence, the Executive accepts other employment, (i) his Base Salary due for the period after termination shall be reduced by the amount of his base compensation in his new employment, and (ii) the continuation of his employee benefits hereunder shall cease. The Executive shall have “Good Reason” for termination of his employment hereunder if any of the following has occurred:

(a) the Base Salary has been reduced; or

(b) the Company has reduced or reassigned, in any material respect, the duties of the Executive hereunder as President and Chief Executive Officer and such event has not been rescinded within 20 business days after the Executive notifies the Company that he objects thereto.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his employment if he has either consented to any event set forth above or ninety (90) days have elapsed following such event. For the avoidance of doubt, a disagreement between the Executive and the Board with respect to the policies and strategies adopted or approved by the Board with respect to the Company’s business and affairs, including without limitation matters set forth in any annual operating budget or strategic plan approved by the Board, shall not constitute “Good Reason” for purposes of this Agreement. In the event of the Executive’s death, any payments required to be made by the Company to the Executive under this Section 6.5 shall be made to such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to Company of such a beneficiary, the Executive’s estate.

6.6. Release. Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 6.1 (in the case of termination for Disability), 6.3 or 6.5, the Executive must execute and deliver to the Company a customary general release.

6.7. Resignations. The Executive shall be deemed to have voluntarily resigned from each officer and each director position he holds with the Company and/or any of its subsidiaries upon the termination of his employment for any reason. The Executive agrees to provide the Company with any documentation reasonably requested by it to evidence such resignation(s) promptly following the Company’s request.

7. Protection of Confidential Information; Non-Competition; Non-Solicitation; Non-Disparagement.

7.1. Acknowledgment. The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. The Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. The Executive further agrees that his obligations of this Section 7 shall be absolute and unconditional.

7.2. Confidential Information. During and at all times after the Term, the Executive shall keep secret all non-public information, matters and materials of the Company (including subsidiaries or affiliates), including, but not limited to, know-how, trade secrets, mail order and customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries or affiliates) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including any subsidiaries and affiliates) (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (a) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board, in each case only to the extent required in the course of the Executive’s service to the Company or as otherwise expressly required in connection with court process, (b) as may be required by law and then only after consultation with the Board to the extent possible or (c) to the Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of the Executive, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company. Upon termination of his employment for any reason, the Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or (ii) contain or reflect any information concerning the Company, its subsidiaries and affiliates.

7.3. Non-Competition. During the Term and for a period of 18 months thereafter (the “Restrictive Period”), the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) own, operate, manage, or control, (b) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to or (c) have any financial interest in, or assist anyone else in the conduct of the business of, the Sharper Image Corporation, Relax the Back, Hammacher Schlemmer or Discovery Channel Store (a “Specified Company”) or any company whose business substantially overlaps with the Company’s business (together with the Specified Companies, a “Competitor”); provided, however, that the Executive shall be permitted to own less than five percent (5%) of any class of publicly traded securities of any company (other than a Specified Company).

7.4. Non-Solicitation. During the Term and during the Restrictive Period, the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary or affiliate), to terminate his, her or its relationship with the Company (including any subsidiary or affiliate), or hire any such officer, director, employee, consultant or representative so solicited, diverted or encouraged, (b) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary or affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, (c) hire any employee of the Company (including any subsidiary or affiliate) who has left the employment of the Company (including any subsidiary or affiliate) (other than as a result of the termination of such employee’s employment by the Company (including any subsidiary or affiliate)) within 12 months of termination of such employee’s employment, (d) solicit, divert or appropriate any customers, clients, vendors or distributors of the Company (including any subsidiary or affiliate), or (e) influence or attempt to influence any of the customers, clients, vendors, distributors or business partners of the Company (including any subsidiary or affiliate) to transfer his, her or its business or patronage from the Company to any Competitor of the Company.

7.5. Non-Disparagement. In consideration of the respective obligations of the parties hereunder, during the Term and during the Restrictive Period, (i) the Executive, on the one hand, and the Company, J.W. Childs Associates, L.P., OSIM International Ltd and Temasek Capital (Private) Limited and their respective affiliates (collectively, the “Investor Group”), on the other hand, shall not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the other, and in the case of the Executive, any parent or subsidiary of the Company, J.W. Childs, OSIM, Temasek or any affiliate of any of the foregoing entities (the “Investor Entities”), or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to impair (a) the goodwill or reputation of the other, and in the case of the Executive, the Investor Entities, or (b) in the case of the Executive, the reputation of any of Investor Entities’ products or services or the marketing of any of the Investor Entities’ products or services, except to the extent required by law and then only after consultation with J.W. Childs, OSIM or Temasek, as applicable, to the extent possible, or in connection with any dispute between the Executive and any of the Investor Entities.

7.6. Remedies for Breach. The Company and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 7 without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of the

Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. The Executive shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 7 or otherwise, in the event of any breach of any provision of this Section 7 during the period during which the Executive is entitled to receive payments and benefits pursuant to Section 5, which breach is not cured within fifteen (15) days of written notice thereof to the Executive from the Company, such period shall terminate as of the date of such breach and the Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement with respect to periods following such date.

7.7. Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 7 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by the Executive for such obligations. The Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 7 and the Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 7 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 7 as will render such restrictions valid and enforceable.

8. Certain Agreements.

8.1. Customers, Suppliers. The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any supplier to or vendor of the Company (including its subsidiaries or affiliates); provided, however, that the Executive shall be permitted to own less than five-percent (5%) of any class of publicly traded securities of any company (other than a Specified Company).

8.2. Certain Activities. During the Term, the Executive shall not (a) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company, (b) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (c) make any unlawful expenditures relating to political activity to government officials or others, (d) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (e) accept or receive any unlawful contributions, payments, gifts, or expenditures.

8.3. Certain Representations and Warranties. The Executive hereby represents and warrants to the Company that:

(a) The Executive has not, at any time, been convicted in any criminal proceeding and the Executive is not currently the named subject of a pending criminal proceeding.

(b) The Executive is not and has not been the subject of any court order, judgment or decree that permanently or temporarily enjoins or enjoined the Executive from engaging in any type of business practice.

(c) The Executive has not, at any time, been found by a court in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law where such judgment has not subsequently been reversed, suspended or vacated.

(d) During the past five years, no petition under the Bankruptcy Code Title 11, U.S.C. or any state insolvency law has been filed by or against, nor has any receiver or similar officer been appointed for the business or property of the Executive.

9. Intellectual Property. All copyrights, trademarks, trade names, service marks and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon, and all other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the term of his employment under this Agreement that relate to the business or operations of the Company or any subsidiary or affiliate thereof or that result from any work performed by the Executive for the Company or any such subsidiary or affiliate shall be the sole property of the Company or such subsidiary or affiliate, as the case may be, and Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of the Company, Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 9 and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

10. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one business day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a) For notices and communications to the Company

c/o J.W. Childs Associates, Inc.

111 Huntington Avenue

Boston, Massachusetts 02199

Fax: (617) 753-1101

Attn: Adam L. Suttin

with a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Fax: (212) 836-8689

Attn.: Stephen C. Koval, Esq. and John D. Geelan, Esq.

(b) For notices and communications to the Executive, to the address or facsimile set forth below his signature hereto, with a copy to Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, Detroit, MI 48226, Attention: Samuel T. Stahl, Esq. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

11. General.

11.1. Governing Law. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the District of New Hampshire, or if it has or can acquire jurisdiction, in the United States District Court for the District of New Hampshire, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the District of New Hampshire.

11.2. Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.3. Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; or (b) to any wholly owned subsidiary of the Company, provided that the Company shall remain liable for all of its obligations hereunder. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

11.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

11.5. Compliance with Section 409A. Notwithstanding anything herein to the contrary, in the event that the Company reasonably determines that any payment to the Executive hereunder would subject the Executive to the excise tax under Section 409A of the Internal Revenue Code of 1986, the parties agree that they will use their best efforts to amend this Agreement or to take any other action they deem appropriate or necessary to avoid the imposition of such excise tax.

11.6. Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

11.7. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BROOKSTONE, INC.

By:	/S/ PHILIP ROIZIN

Philip Roizin Executive Vice President, Finance and Administration, Treasurer, Secretary and Chief Financial Officer.

EXECUTIVE:

/S/ LOUIS MANCINI

Louis Mancini

Address:

Tel.:

Fax:

OSIM BROOKSTONE HOLDINGS, L.P., solely with respect to Section 5.8 hereof

By:	/S/ RON SIM CHYE HOCK

Ron Sim Chye Hock President

OSIM INTERNATIONAL LTD, solely with respect to Section 7.5 hereof

By:	/S/ RON SIM CHYE HOCK

Name: Ron Sim Chye Hock Title: Chairman and CEO

TEMASEK CAPITAL (PRIVATE) LIMITED, solely with respect to Section 7.5 hereof

By:	/S/ MARGARET LUI

Name: Margaret Lui Title: Director

J.W. CHILDS ASSOCIATES, L.P., solely with respect to Section 7.5 hereof

By:	J.W. Childs Associates, Inc., its general partner

By:	/S/ WILLIAM WATTS

Name: William Watts Title: Operating Partner